Exhibit 99

For Immediate Release

Contact:	Dan Bevevino Respironics, Inc. Chief Financial Officer 724-387-5235	Joe Calabrese Financial Relations Board General Contact 212-827-3772

	Brad Langdale Exec. VP, Marketing Masimo Corp. 949-297-7009	Julie Tu Financial Relations Board Investor Contact 212-827-3776

Masimo and Respironics Announce an Expanded Relationship,
the Adoption of Masimo Rainbow SET Pulse CO-Oximetry and
Settlement of Patent Dispute

MURRYSVILLE, PA, AUGUST 1, 2006—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) announced today that it has decided to expand its relationship with Masimo and to adopt Masimo’s pulse oximetry solution for situations requiring read through motion technology across all of its business units. Until now Respironics has only used Masimo SET in certain of its sleep and respiratory products. Respironics will be gradually incorporating Rainbow SET in all Respironics products where the improved capabilities will provide clear clinical improvements. Respironics will be phasing out its Novametrix MARS™ oximetry product line over time but will continue to service customers until a comprehensive plan is in place. This agreement between Respironics and Masimo also constitutes a release by Masimo of Respironics and its affiliates from certain patent infringement claims and provides Respironics with access to the Masimo Rainbow SET technology.

Craig Reynolds, COO of Respironics stated, “Masimo SET is clearly the gold standard in pulse oximetry technology for its ability to reliably measure oxygen saturation and pulse rate during difficult situations, but with its new Rainbow Technology, Masimo further advances the science by being able to simultaneously measure carboxyhemoglobin and methemoglobin noninvasively, which until now could only be measured invasively. Masimo and Respironics have enjoyed a great business relationship for over 10 years. We are excited to be able to extend our existing relationship and again be one of the first companies to provide our customers with the latest advancements in noninvasive patient monitoring technology.”

Joe E. Kiani, Chairman and CEO of Masimo stated, “We greatly value our relationship with Respironics and are happy to be expanding our relationship with this new agreement. Respironics was one of the first OEM users of Masimo technology, taking our revolutionary read-through motion and low perfusion pulse oximetry technology to the sleep labs and home care when that was the business they focused on. We are delighted to see Respironics not only make great headway in the hospital market with its ventilator products, but to take Rainbow SET to its customers around the world.”

Respironics stated that it will not be changing its financial outlook or guidance based on the events described in this press release.

About Respironics, Inc.
Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs over 4,700 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

About Masimo
Masimo develops innovative monitoring technologies that significantly improve patient care - helping solve “unsolvable” problems. In 1995, the company debuted Read-Through Motion and Low Perfusion pulse oximetry, known as SET, and with it virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. Over 70 independent clinical studies have confirmed that Masimo SET technology allows clinicians to accurately monitor blood oxygen saturation in critical care situations. In 2005 Masimo introduced Rainbow SET and with it, Pulse CO-Oximetry, which, for the first time, noninvasively monitors the level of carbon monoxide and methemoglobin in the blood, allowing early detection and treatment of potentially life-threatening conditions.

Masimo, founded in 1989, has the mission of “Improving Patient Outcome and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com

Masimo, SET, Signal Extraction Technology and Improving and Reducing Cost of Care by Taking Noninvasive Monitoring to News Sites and Applications are registered trademarks of Masimo Corp. Rainbow and Pulse CO-Oximetry are trademarks of Masimo Labs.

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This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; acquisition integration; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

© 2006 Respironics, Inc. and its affiliates